Exhibit 10.1

November 8, 2021

VIA E-MAIL

Bryan J. Merryman
[Address Redacted]

Re:         Amendment to Second Restated Employment Agreement

Dear Bryan:

This letter (this “Amendment”) is effective as of November 3, 2021 (the “Effective Date”) and serves to amend that certain Second Restated Employment Agreement, dated as of February 26, 2019, between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and you, which is attached hereto as Exhibit A (the “Employment Agreement”). Except as specifically modified by this Amendment, all other terms and conditions of the Employment Agreement will continue in full force and effect, unmodified in any way. In the event of any inconsistency or conflict between the provisions of the Employment Agreement and this Amendment, the provisions of this Amendment will prevail and govern.

1.	Subsection B. of the Recitals of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“B. Employer and Employee desire to replace the Prior Agreement with this Agreement.”

2.	Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 2. Duties; Reporting. Employee shall be employed as (a) Chief Financial Officer and Treasurer of Employer and (b) until Employer hires a new President and Chief Executive Officer, the interim President and Chief Executive Officer of Employer. Employee acknowledges and agrees that Employee will resign as the interim President and Chief Executive Officer of Employer immediately prior to the start date of a new President and Chief Executive Officer. Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his positions with Employer. Employee will report directly to the Board of Directors.”

3.	Section 3 of the Employment Agreement is hereby amended to delete the phrase “or Section 10” therein.

4.	The last sentence of Section 4(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Any increase in the Base Salary shall be subject to approval by the Board of Directors and the Compensation Committee.”

5.	Section 4(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Management Incentive Bonus. Employee shall be eligible to receive from Employer such annual incentive bonuses as may be approved by the Board of Directors and the Compensation Committee from time to time.”

6.	The last sentence of Section 4(c) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Unless otherwise approved by the Board of Directors and the Compensation Committee, accrued vacation not taken in any calendar year shall not be carried forward or used in any subsequent calendar year.”

7.	Section 6 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 6. Termination.

(a)         General. Employee’s employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

(i)         Death or Disability. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee.

(ii)         For Cause. For “Cause” immediately upon written notice by Employer to Employee. A termination shall be for Cause if

(A)         Employee commits a criminal act involving moral turpitude;

(B)         Employee commits a material breach of any of the covenants, terms and provisions hereof or an act of gross negligence or willful misconduct resulting in a material loss or detriment to Employer; or

(C)         Employee fails on a continuing basis, in the judgment of the Board of Directors, adequately to perform his duties as an officer of Employer, and such failure is not cured within 20 days after he receives notice of such failure from Employer.

(iii)          Any Other Termination Event. Due to a termination of Employee’s employment at any time after the Commencement Date for any reason other than a termination described in Sections 6(a)(i) or (ii) upon written notice by one party to the other party, as applicable. Employee’s notice of his termination of employment hereunder may be made by any means and to any officer of Employer (other than Employee).

(b)         Separation Pay and Benefits.

(i)         General. In the event Employee’s employment hereunder is terminated for any reason, Employee shall become entitled to receive the following:

(A)         the Accrued Obligations (which shall be paid promptly after the date of termination);

(B)         a cash “Termination Payment” in an amount equal $1,326,813;

(C)         a lump sum cash payment in the amount of $18,000, which represents the estimated cost to Employee of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his continuation (COBRA) rights; provided that this Section 6(b)(i)(C) will be applied without regard to, and the amount payable under this Section 6(b)(i)(C) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer; and

(D)         the reimbursement for outplacement consulting fees and expenses provided under Section 6(c).

For the avoidance of doubt, Employer’s obligation to pay the Termination Payment and other payments and benefits under this Section 6(b)(i) and Section 6(c) shall not be affected by the manner in which Employee’s employment hereunder is terminated. Without limiting the generality of the foregoing, Employer shall be obligated to pay the Termination Payment and other payments and benefits under this Section 6(b)(i) and Section 6(c) regardless of whether Employee’s termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect from time to time or due to Employee’s retirement or Disability.

(ii)         Termination Upon Death or Disability. In addition to the severance pay and benefits provided under Section 6(b)(i), upon termination of Employee’s employment due to death or Disability, Employee will be eligible to receive any bonus to which Employee would have been entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Employee (or to his estate, as the case may be) at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Employee’s bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Employee. The term “Bonus Period” means the full fiscal year or other applicable bonus period during which Employee’s employment hereunder was terminated (or during which Employee became Disabled, in the event of a termination for Disability).

(iii)         Establishment of Rabbi Trust; Time for Payment. The Company will use commercially reasonable efforts to establish a rabbi trust (the “Trust”) as soon as practicable after November 3, 2021 with an outside third-party trustee and, as soon as practicable after the establishment of the Trust, contribute to the trust account an amount equal to $1,344,813, which is an amount equal to the Termination Payment, plus the amount of the payment provided under Section 6(b)(i)(C). Subject to Section 11(p), Employer shall cause the trustee of the Trust to pay (A) the Termination Payment, together with any interest or other earnings on such amount while held in trust, to Employee for 12 months after the date of termination in equal monthly payments in arrears and (B) the payment provided under Section 6(b)(iii), together with any interest or other earnings on such amount while held in trust, promptly after the date of termination. For the avoidance of doubt, the amount of interest that Employee is entitled to receive in respect of the Termination Payment and the payment provided under Section 6(b)(i)(C) will be limited to the interest and any other earnings on such amounts while held in the Trust, and Employer shall not be obligated to pay any additional interest or other amounts to Employee in respect of such payments. All payments made to Employee by the trustee of the Trust shall be subject to the withholding of such amounts relating to federal, state, and local taxes as may be required by law.

(c)         Outplacement Services. In the event Employee’s employment hereunder is terminated for any reason, Employer agrees to reimburse Employee for any outplacement consulting fees and expenses incurred by Employee during the two-year period following such termination; provided that the aggregate amount reimbursed by Employer shall not exceed $53,250. In addition, and as to each reimbursement payment, to the extent that any reimbursement under this Section 6(c) is subject to federal, state or local income taxes, Employer shall pay Employee an additional amount such that the net amount retained by Employee, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. Subject to Section 11(p), all amounts under this Section 6(c) shall be paid by Employer within 15 days after Employee’s presentation to Employer of any statements of such amounts and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

(d)         Consulting Agreement. To preserve a sound and vital management team for the Company during the period commencing on November 3, 2021 and ending on November 3, 2022 (the last day of such period, the “Consulting Period Expiration Date”), Employee agrees that, in the event Employee’s employment terminates prior to the Consulting Period Expiration Date, Employee shall enter into a Consulting Agreement (the “Consulting Agreement”) in the form attached hereto as Exhibit A if requested by the Board of Directors within thirty (30) days after such termination date; provided that if Employee terminates after May 3, 2022 and prior to Consulting Period Expiration Date, the compensation payable under the Consulting Agreement and the 180-day term provided thereunder shall be proportionately adjusted for the period of time remaining between the date of termination of employment and the Consulting Period Expiration Date and the form attached hereto as Exhibit A will be amended to the extent necessary to reflect such adjustments and in a manner consistent with Section 11(p)(i), as determined by the Board of Directors of the Company. If Employee breaches his obligation under this Section 6(d) by declining to enter into a Consulting Agreement, as liquidated damages for such breach and not as a penalty, Employee shall pay to Employer the amount that Employee otherwise would have received as compensation from Employer under the Consulting Agreement assuming Employee fully performed his obligations thereunder.

(e)         No Duty to Mitigate Damages. Employee’s rights and privileges under this Section 6 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

(f)         Payment Authority. Any officer of Employer (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer’s obligations to pay all amounts due to Employee under this Section 6.”

8.	Section 9(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         Covenant Not To Compete. Employee acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Employee acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 9. Employee also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 8 and the agreements regarding the Termination Payment and other payments and benefits provided in Section 6. Therefore, during the term of this Agreement and for a period of two years (unless extended pursuant to the terms of this Section 9) after termination of Employee’s employment hereunder, Employee shall not directly or indirectly

(i)         engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to any other business organization that engages or is planning to engage, anywhere in the United States or Canada or in any other geographic area in or with respect to which Employee has any duties or responsibilities during the term of his employment with Employer, in any business activities that relate to the manufacture or retail sale of chocolate candy, including but not limited to the sale through franchisees (the “Designated Industry”); or

(ii)         solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer or commence any such relationship with any competitor of Employer.

Notwithstanding the foregoing, (1) Employee’s noncompetition obligations hereunder shall not preclude Employee from owning less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry and (2) an entity shall not be deemed to be engaged in the Designated Industry unless its revenue from the manufacture and/or retail sale of chocolate candy (including sales through franchisees) represents 25% or more of its total revenue for its full fiscal quarter immediately preceding the date of termination of Employee’s employment hereunder (or the date of his association with such entity, if earlier) or any of the eight immediately subsequent fiscal quarters of such entity.”

9.	Section 10 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 10. Change In Control; Gross-Up Payment.

(a)          Change In Control. A “Change In Control” means a change in control of Employer that occurs prior to November 3, 2021 in any one of the following circumstances: (i) there shall have occurred an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Employer is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Acquiring Person”) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer’s then outstanding voting securities (a “Share Acquisition”); (iii) Employer is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Employer’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that an event described in clause (i) or (ii) shall not be deemed a Change In Control if such event is approved, prior to its occurrence or within 60 days thereafter by at least two-thirds of the members of the Board of Directors in office immediately prior to such occurrence. In addition to the foregoing, a Change In Control shall be deemed to have occurred if, after the occurrence of a Share Acquisition that has been approved by a two-thirds vote of the Board as contemplated in the proviso to the preceding sentence, the Acquiring Person shall have become the beneficial owner, directly or indirectly, of securities of Employer representing an additional 5% or more of the combined voting power of Employer’s then outstanding voting securities (a “Subsequent Share Acquisition”) without the approval prior thereto or within 60 days thereafter of at least two-thirds of the members of the Board of Directors who were in office immediately prior to such Subsequent Share Acquisition and were not appointed, nominated or recommended by, and do not otherwise represent the interests of, the Acquiring Person on the Board. Each subsequent acquisition by an Acquiring Person of securities of Employer representing an additional 5% or more of the combined voting power of Employer’s then outstanding voting securities shall also constitute a Subsequent Share Acquisition (and a Change In Control unless approved as contemplated by the preceding sentence) if the approvals contemplated by this paragraph were given with respect to the initial Share Acquisition and all prior Subsequent Share Acquisitions by such Acquiring Person. The Board approvals contemplated by the two preceding sentences and by the proviso to the first sentence of this paragraph may contain such conditions as the members of the Board granting such approval may deem advisable and appropriate, the subsequent failure or violation of which shall result in the rescission of such approval and cause a Change In Control to be deemed to have occurred as of the date of the Share Acquisition or Subsequent Share Acquisition, as the case may be. Notwithstanding the foregoing, a Change In Control shall not be deemed to have occurred for purposes of clause (ii) of the first sentence of this paragraph with respect to any Acquiring Person meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(1) promulgated under the Exchange Act.

(b)         Gross Up Payment.

(i)         Excess Parachute Payment. In the event a Section 280G Change In Control occurs prior to November 3, 2021 and Employee incurs the tax (the “Excise Tax”) imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of any payments or distributions by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) or as a result of the acceleration of vesting of options, restricted stock units or other rights (collectively, the “Payments”), Employer shall pay to Employee an amount (the “Gross Up Payment”) such that the net amount retained by Employee, after deduction of (1) any Excise Tax owed upon any Payments (other than payments provided by this Section 10(b)(i)) and (2) any federal, state and local income and employment taxes owed (together with penalties and interest) and Excise Tax owed, upon the payments provided by this Section 10(b)(i), shall be equal to the amount of the Payments (other than payments provided by this Section 10(b)(i)).

(ii)         Applicable Rates. For purposes of determining the Gross Up Payment amount, Employee shall be deemed:

(A)         to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Section 280G Change In Control occurs (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Employee had the Gross Up Payment not been received);

(B)         to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

(C)         to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee’s residence on the date of the Section 280G Change In Control, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii)         Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made, at Employer’s expense, by a nationally recognized public accounting firm selected by Employer and reasonably acceptable to Employee (in either case, the “Accountants”). If the Excise Tax amount payable by Employee, based upon a “Determination,” is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made in the manner provided in Section 10(b)(iv). For purposes of the calculations and determinations under this Section 10(b), the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Without limiting the immediately preceding sentence, for purposes of determining the Gross Up Payment amount prior to any Determination of the Excise Tax amount, the following assumptions shall be utilized in the event the Accountants determine that one or more of the following payments or benefits, as appliable, are contingent on Section 280G Change In Control and, therefore, should be included as Payments in determining the amount of the Gross Up Payment:

(A)         the Termination Payment described in Section 6(b)(i)(B) and the payment described in Section 6(b)(i)(C) and the Gross Up Payment, shall be treated as Parachute Payments;

(B)         no portion of any Accrued Obligations or any payment made pursuant to Section 11(c) shall be treated as a Parachute Payment;

(C)         the amount payable to Employee pursuant to Section 6(c) shall be

(1)         deemed to be equal to the amount set forth in Section 6(c);

(2)         deemed to have been paid immediately following the Section 280G Change In Control;

(3)         deemed to include the additional amount payable under Section 6(c), if any, for additional taxes payable by Employee as a result of the receipt of the payment described in Section 6(c); and

(4)         treated 100% as a Parachute Payment;

(D)         it shall be assumed that all of the payments that could potentially be made to Employee pursuant to the Consulting Agreement shall be made, and all of such payments shall be treated as Parachute Payments; provided that nothing in this Section 10(b)(iii)(D) shall limit or reduce the payment of any amount similar to the Gross Up Payment under the Consulting Agreement; and

(E)         acceleration of vesting, if any, of any stock options, restricted stock units, or other equity-based awards shall be determined in a manner consistent with Treasury Regulation Section 1.280G‑1, Q/A-24, as applicable.

(iv)         Time For Payment. Subject to Section 11(p), Employer shall pay the estimated Gross Up Payment amount in cash to Employee on or within 10 business days of the date that the related Excise Tax is required to be remitted to the relevant taxing authorities. Employee and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, Employee and Employer agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount based upon a Determination, which in the case of Employee shall refer to refunds of prior overpayments and in the case of Employer shall refer to makeup of prior underpayments.

(c)         Term. Notwithstanding the provisions of Section 3, Sections 6, 10, 11 and 12 shall continue in effect until the date of termination pursuant to Section 3 or the date that is 12 months after the date of the Change In Control, whichever is later.”

10.

Section 11(a) of the Employment Agreement is hereby amended to delete the phrase “Except as provided in Section 10(b)(iv)” at the beginning of such section and capitalize the first word in the sentence due to such deletion.

11.	Section 11(c) of the Employment Agreement is hereby amended to replace any cross references to Section 10 with a cross reference to Section 6.

12.	Section 11(p)(iv) of the Employment Agreement is hereby amended to replace the cross reference to Section 10(d)(iv) with a cross reference to Section 10(b)(iv).

13.	Section 12 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“SECTION 12. Definitions. As used in this Agreement, the following terms will have the following meanings:

(a)         Accountants has the meaning ascribed to it in Section 10(b)(iii).

(b)       Accrued Obligations means in the event of Employee’s termination of employment: (i) his Base Salary accrued but unpaid as of the date of termination; (ii) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms of this Agreement prior to termination; (iii) compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer’s policies and procedures then in effect; and (iv) any other benefit accrued but unpaid as of the date of termination.

(c)         Acquiring Person has the meaning ascribed to it in Section 10(a).

(d)         Agreement has the meaning ascribed to it in the introductory paragraph of this document.

(e)         Base Salary has the meaning ascribed to it in Section 4(a).

(f)         Board, Board of Directors and Board of Directors of the Company mean the Board of Directors of Employer.

(g)         Cause has the meaning ascribed to it in Section 6(a)(ii).

(h)         Change In Control has the meaning ascribed to it in Section 10(a).

(i)         Code means the Internal Revenue Code of 1986, as amended.

(j)         Commencement Date has the meaning ascribed to it in Section 3.

(k)         Compensation Committee means the Compensation Committee of the Board.

(l)         Confidential Information has the meaning ascribed to it in Section 8(b).

(m)         Consulting Agreement and Consulting Agreement Expiration Date have the meaning ascribed to such terms in Section 6(d).

(n)         Designated Industry has the meaning ascribed to it in Section 9(a)(i).

(o)         Determination has the meaning ascribed to such term in Section 1313(a) of the Code.

(p)        Disability with respect to Employee shall be deemed to have occurred whenever Employee is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by Employer, which physician’s decision will be final and binding.

(q)         Employee has the meaning ascribed to it in the introductory paragraph of this Agreement.

(r)         Employer has the meaning ascribed to it in the introductory paragraph of this Agreement.

(s)         Exchange Act has the meaning ascribed to it in Section 10(a).

(t)         Excise Tax has the meaning ascribed to it in Section 10(b)(i).

(u)         Gross Up Payment has the meaning ascribed to it in Section 10(b)(i).

(v)         Inventions has the meaning ascribed to it in Section 7(a).

(w)         Parachute Payments has the meaning ascribed to it in Section 280G(b)(2) of the Code.

(x)         Payments has the meaning ascribed to it in Section 10(b)(i).

(y)        Section 280G Change In Control means a Change In Control that also constitutes a change in the ownership or effective control of Employer or a change in the ownership of a substantial portion of Employer’s assets within the meaning of Section 280G(b)(2)(A)(i) of the Code.

(z)         Section 409A means Section 409A of the Code and any official guidance and regulations issued thereunder.

(aa)        Share Acquisition has the meaning ascribed to it in Section 10(a).

(bb)       Subsequent Share Acquisition has the meaning ascribed to it in Section 10(a).

(cc)        Termination Payment has the meaning ascribed to it in Section 6(b)(i)(B).

14.	Sections 2 and 3 of the form of Consulting Agreement attached to the Employment Agreement as Exhibit A is hereby amended and restated to read in its entirety as follows:

“SECTION 2. Term. The term for providing consulting services under this Agreement commences on the Effective Date and continues, unless earlier terminated pursuant to Section 5, until 180 days after the date of termination of Consultant’s employment with the Company pursuant to Section 6 of the Employment Agreement.

SECTION 3. Compensation. In consideration for the services provided by Consultant, the Company shall pay to Consultant an amount equal to $177,500, which amount shall be paid in six equal monthly installments, with the first installment due and payable on the Effective Date.”

15.

No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Employment Agreement and this Amendment have been made or entered into by either party with respect to the subject matter hereof.

16.

This letter may be executed in one or more counterparts, each of which, including those received via facsimile transmission, email (including in PDF format) or other electronic transmission, shall be deemed an original, and all of which shall constitute one and the same letter.

Please sign this letter below to indicate your acceptance of these terms and return it to me.

[Signature Page Follows]

Sincerely,

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

/s/ Jeffrey R. Geygan
Jeffrey R. Geygan
Interim Chairperson of the Board of Directors of Rocky Mountain Chocolate Factory, Inc.

ACCEPTED AND AGREED:

/s/ Bryan J. Merryman
Bryan J. Merryman

Date: November 8, 2021

EXHIBIT A

EMPLOYMENT AGREEMENT

SECOND RESTATED EMPLOYMENT AGREEMENT

This Second Restated Employment Agreement (“Agreement”), dated as of February 26, 2019 is between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“Employer”), and Bryan J. Merryman (“Employee”).

R E C I T A L S:

A.    Employee is employed by Employer, and Employer and Employee have entered into a written agreement dated as of May 21, 1999 (the “Prior Agreement”), to specify the terms and conditions of Employee’s employment with Employer.

B.    Employee has been promoted to the position of President and Chief Executive Officer of the Company, and Employer and Employee desire to replace the Prior Agreement with this Agreement.

C.    Employer considers the maintenance of a sound management team essential to protecting and enhancing its best interests and those of its stockholders, and Employee is a key executive of Employer and an integral member of its management team.

NOW, THEREFORE, in consideration of Employee’s past and future employment with Employer and other good and valuable consideration, the parties agree as follows:

SECTION 1.    Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

SECTION 2.    Duties. Employee shall be employed as President and Chief Executive Officer of the Company, or such other position to which he may be appointed by the Board of Directors. Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer.

SECTION 3.    Term. The initial term of employment of Employee hereunder shall commence on the date of this Agreement (the “Commencement Date”) and continue until the first anniversary of the Commencement Date, unless earlier terminated pursuant to Section 6 or Section 10. The term of employment of Employee hereunder will be automatically extended on a month-to-month basis after the end of the initial term unless either Employer or Employee shall give the other written notice of its election not to renew this Agreement at least 30 days prior to the end of the initial one-year term or at least 20 days prior to the end of any calendar month thereafter.

SECTION 4.    Compensation and Benefits. In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:

(a)    Base Salary. Until the termination of Employee’s employment hereunder, Employer shall pay Employee, semi-monthly in arrears, a base salary at an annual rate of not less than $355,000 (as it may be increased from time to time, the “Base Salary”). The Base Salary as then in effect may not be decreased at any time during the term of Employee’s employment hereunder and shall be reviewed annually by Employer. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

(b)    Management Incentive Bonus. Employee shall be eligible to receive from Employer such annual incentive bonuses as may be determined by the Compensation Committee of the Board of Directors or as may be provided in incentive bonus plans adopted from time to time by Employer.

(c)    Vacation. Employee shall be entitled to 15 days of paid vacation per year at the reasonable and mutual convenience of Employer and Employee. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, accrued vacation not taken in any calendar year shall not be carried forward or used in any subsequent calendar year.

(d)    Insurance Benefits. Employer shall provide accident, health, dental, disability and life insurance for Employee under the group accident, health, dental, disability and life insurance plans maintained by Employer for its full-time, salaried employees.

SECTION  5.    Expenses. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

SECTION 6.    Termination.

(a)    General. Employee’s employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3, except that the employment of Employee hereunder shall terminate prior to such time in accordance with the following:

(i)    Death or Disability. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee’s Disability, upon 30 days’ notice to Employee.

(ii)    For Cause. For “Cause” immediately upon written notice by Employer to Employee. A termination shall be for Cause if

(1)    Employee commits a criminal act involving moral turpitude;

(2)    Employee commits a material breach of any of the covenants, terms and provisions hereof or an act of gross negligence or willful misconduct resulting in a material loss or detriment to Employer; or

(3)    Employee fails on a continuing basis, in the judgment of the Board of Directors of the Company, adequately to perform his duties as an officer of Employer, and such failure is not cured within 20 days after he receives notice of such failure from Employer.

(iii)    Without Cause. Without Cause upon notice by Employer to Employee. Without limiting the foregoing, for purposes of Section 6(b)(ii) Employee’s employment hereunder shall be deemed to have been terminated by Employer without Cause pursuant to this Section 6(a)(iii) (a) upon the expiration of the term of Employee’s employment specified in Section 3, if Employer has given the notice of nonrenewal contemplated by the last sentence of Section 3, or (b) if Employee’s employment is Constructively Terminated by Employer.

(b)    Severance Pay and Bonuses.

(i)    Termination Upon Death or Disability. Employee shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(i) except for the following (which shall be paid promptly after termination, except as specified in subsection (4) below):

(1)    his Base Salary accrued but unpaid as of the date of termination;

(2)    unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination;

(3)    compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer’s policies and procedures then in effect; and

(4)    any bonus to which Employee would have been entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Employee (or to his estate, as the case may be) at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Employee’s bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Employee. The term “Bonus Period” means the full fiscal year or other applicable bonus period during which Employee’s employment hereunder was terminated (or during which Employee became Disabled, in the event of a termination for Disability).

(ii)    Termination Without Cause, Separation Payments. In the event Employee’s employment hereunder is terminated pursuant to Section 6(a)(iii), Employer shall pay Employee Separation Payments as Employee’s sole remedy in connection with such termination. “Separation Payments” are payments made at the monthly rate of Employee’s Base Salary in effect immediately preceding the date of termination. Separation Payments shall be made for 12 months after the date of termination (the “Separation Payment Period”) and shall be paid by Employer in equal monthly payments in arrears. Subject to Section 11(p), Separation Payments shall be reduced by the amount of any personal services income earned by Employee from other sources during the Separation Payment Period. Separation Payments shall be made for the number of months specified above without regard to the number of months remaining in the term of this Agreement. Notwithstanding the foregoing, Employer’s obligation to make, and Employee’s right to receive, Separation Payments shall terminate immediately upon any violation by Employee of any covenant contained in Section 8 or 9 hereof. Employer shall also promptly pay Employee the following:

(1)    his Base Salary accrued but unpaid as of the date of termination;

(2)    unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

(3)    compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer’s policies and procedures then in effect.

This Section 6(b)(ii) is subject to the provisions of Section 10(j) dealing with the coordination of payments in the event of a Change In Control.

(iii)    Termination For Cause, Voluntary Termination. Employee shall not be entitled to Separation Payments or any other severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(ii), or upon Employee’s voluntary termination of his employment hereunder, except for the following (which shall be paid promptly after termination):

(1)    his Base Salary accrued but unpaid as of the date of termination;

(2)    unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

(3)    compensation for accrued, unused vacation as of the date of termination, determined in accordance with Employer’s policies and procedures then in effect.

(c)    Acceleration of Restricted Stock Units. In the event Employee’s employment hereunder is terminated pursuant to Section 6(a)(iii), subject to Section 11(p), all Restricted Stock Units granted to Employee under the Equity Incentive Plan and outstanding at the time of such termination shall be fully vested and shall thereafter be settled in accordance with the terms thereof and the applicable provisions of the Equity Incentive Plan. The Board of Directors or the Compensation Committee of the Board of Directors of the Company shall take such action as shall be necessary to authorize and provide for the foregoing.

SECTION 7.    Inventions; Assignment.

(a)    Inventions Defined. All rights to discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of Employer, whether or not specifically within Employee’s duties or responsibilities and whether or not patentable, copyrightable or reduced to writing, that Employee may discover, invent, create or originate during the term of his employment hereunder or otherwise, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

(b)    Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer, and does hereby assign and transfer, to Employer the world-wide right, title and interest of Employee in the Inventions. Employee agrees that Employer may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in Employer’s name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer’s reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in Employer and in connection with obtaining, maintaining, protecting and enforcing Employer’s exclusive copyrights and patent rights in the Inventions.

(c)    Successors and Assigns. Employee’s obligations under this Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

(d)    Consideration and Expenses. Employee shall perform his obligations under this Section 7 at Employer’s expense, but without any additional or special compensation therefor.

SECTION 8.    Confidential Information.

(a)    Acknowledgment of Proprietary Interest. Employee acknowledges that all Confidential Information is a valuable, special and unique asset of Employer’s business, access to and knowledge of which are essential to the performance of Employee’s duties hereunder. Employee acknowledges the proprietary interest of Employer in all Confidential Information. Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

(b)    Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of Employer, written, oral or computerized, as it may exist from time to time, including without limitation(i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data,(iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) franchisee and supplier lists and any other information about Employer’s relationships with others, (viii) historical financial information and financial projections, (ix) pricing, product rotation and similar formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, products, purchases or sales of Employer or any of its franchisees, suppliers and customers, other than information that is made publicly available by Employer.

(c)    Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer, and not to use except in the pursuit of the business of Employer, the Confidential Information, without the prior written consent of Employer. This Section 8 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee’s employment with Employer for any reason.

(d)    Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all property of Employer, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any property of Employer, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 8 shall continue notwithstanding Employee’s delivery of such documents, data and information to Employer.

SECTION 9.    Noncompetition.

(a)    Covenant Not To Compete. Employee acknowledges that during the term of his employment Employer has agreed to provide to him, and he shall receive from Employer, special training and knowledge, including without limitation the Confidential Information. Employee acknowledges that the Confidential Information is valuable to Employer and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by Employer by the enforcement of the covenant not to compete contained in this Section 9. Employee also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 8 and the agreements regarding the payment of Separation Payments and other severance pay and of the Termination Payment in Section 10, respectively. Therefore, during the term of this Agreement and for a period of two years (unless extended pursuant to the terms of this Section 9) after termination of Employee’s employment hereunder (including, without limitation, a Triggering Termination as defined in Section 10), Employee shall not directly or indirectly

(i)    engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to any other business organization that engages or is planning to engage, anywhere in the United States or Canada or in any other geographic area in or with respect to which Employee has any duties or responsibilities during the term of his employment with Employer, in any business activities that relate to the manufacture or retail sale of chocolate candy, including but not limited to the sale through franchisees (the “Designated Industry”); or

(ii)    solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer or commence any such relationship with any competitor of Employer.

Notwithstanding the foregoing, (1) Employee’s noncompetition obligations hereunder shall not preclude Employee from owning less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry and (2) an entity shall not be deemed to be engaged in the Designated Industry unless its revenue from the manufacture and/or retail sale of chocolate candy (including sales through franchisees) represents 25% or more of its total revenue for its full fiscal quarter immediately preceding the date of termination of Employee’s employment hereunder (or the date of his association with such entity, if earlier) or any of the eight immediately subsequent fiscal quarters of such entity.

(b)    Extension of Duration; Survival. If Employee violates any covenant contained in this Section 9, Employer shall not, as a result of such violation or the time involved in obtaining legal or equitable relief therefor, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Employee contained in this Section 9 shall be deemed to have the duration specified in Section 9(a), which period shall be extended by a number of days equal to the sum of (i) the total number of days Employee is in violation of any of the covenants contained in this Section 9 prior to the commencement of any litigation relating thereto and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of Employee in this Section 9. This Section 9 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of Employee’s employment with Employer for any reason.

(c)    Severability. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

SECTION 10.    Termination of Employment in Connection With a Change In Control.

(a)    Applicability. Employer recognizes that the possibility of a Change In Control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders, and Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of Employer’s management team, including Employee, to their assigned duties. Accordingly, the provisions of this Section 10 shall apply in lieu of all conflicting provisions in this Agreement in the event Employee’s employment with Employer is terminated in a Triggering Termination. Each of the following events constitutes a “Triggering Termination” when Employee’s employment with Employer is:

(i)    terminated by Employer or Employee for any reason other than death, or for no reason, or terminated upon the expiration of Employee’s initial or any renewal term of employment specified in Section 3, within the 12-month period following a Change In Control;

(ii)    terminated by Employer for any reason other than the commission of a felony by Employee, or terminated upon the expiration of Employee’s initial or any renewal term of employment specified in Section 3, during an Applicable Period;

(iii)    Constructively Terminated by Employer during an Applicable Period; or

(iv)    terminated in an Agreement Termination pursuant to this Section 10(a)(iv).

(1)    An “Agreement Termination” shall occur when Employee’s employment hereunder is terminated by Employee in anticipation of a Change In Control to the extent that his continued employment with Employer is not pursuant to the terms of this Agreement (other than as provided herein with respect to an Agreement Termination) and thereafter is only on an at-will basis. Employee’s determination to effect an Agreement Termination must be based on a good faith judgment of Employee and any two or more Concurring Persons, in light of the circumstances as then known or understood by them, that a Change In Control is going to occur within five business days, but it is not required as a condition to such good faith judgment that:

(I)    Employee or any Concurring Person conduct any investigation or consult with any other person or group (except only for Employee’s requirement to obtain the concurrence or approval of Concurring Persons);

(II)    no condition remains to be satisfied before the Change In Control can occur; or

(III)    the Board of Directors of Employer has taken any action to approve or facilitate the Change In Control.

(2)    The concurrence or approval of the Concurring Persons is limited to the occurrence and timing of the Change In Control and is not made regarding the propriety of Employee’s effecting an Agreement Termination.

(3)    In consideration of the right to effect an Agreement Termination and receive the Termination Payment, Employee agrees that, upon (and notwithstanding) his exercise of such right, he shall continue, without interruption until such Change In Control occurs (unless his at-will employment with Employer is sooner terminated or Constructively Terminated by Employer, as described in Sections 10(a)(ii) and (iii), or Employee dies or his employment with Employer is terminated due to Disability), to devote his full time and best efforts as an at-will employee of Employer to the performance of the same duties that he performed for Employer, holding the same office or position with Employer as he held before the Agreement Termination. Employee’s obligation set forth in the preceding sentence is referred to herein as the “Continued Performance Obligation.”

(4)    Employee shall have no obligation to comply with Section 8(d) until he has no further Continued Performance Obligation. If the anticipated Change In Control does not occur within ten business days following the exercise of his right to effect an Agreement Termination, then such Agreement Termination shall be void and ineffective, and Employee’s employment under all the terms of this Agreement (including without limitation his compensation and benefits, duties, position and rights regarding any other actual or expected Change In Control) shall be deemed to have continued without interruption.

(5)    If Employee fails to satisfy his Continued Performance Obligation, and such failure continues for more than one business day after receipt by Employee of written notice from Employer of such failure, then

(I)    such Agreement Termination shall be void and ineffective, and Employee shall be deemed to have voluntarily terminated his employment hereunder before a Change In Control; and

(II)    Employee shall not be eligible to receive the Termination Payment or a Gross Up Payment.

(b)    Termination Payment.

(i)    Amount.

(1)    Upon the occurrence of a Triggering Termination, Employee shall become entitled to receive a termination payment (the “Termination Payment”) in an amount equal to 2.99 times the sum of the following items:

(I)    Employee’s annualized base compensation determined by using the highest annual base compensation rate in effect at any time during Employee’s employment with Employer; and

(II)    two times the Target Bonus that would be payable to Employee by Employer for the bonus period in which the Change In Control occurred; provided that the amount determined under this Section 10(b)(i)(l)(II) shall not be less than 25% of the amount determined under Section 10(b)(i)(l)(I);

(2)    In addition to the Termination Payment, Employer shall promptly pay the following amounts described in this Section 10(b)(i)(2) following the date of the Triggering Termination:

(I)    Employee’s Base Salary accrued but unpaid as of the date of the Triggering Termination;

(II)    reimbursement under Section 5 for unpaid expenses incurred in the performance of his duties hereunder prior to the date of the Triggering Termination;

(III)    any other benefit accrued but unpaid as of the date of the Triggering Termination; and

(IV)    a lump sum cash payment in the amount of $18,000, which represents the estimated cost to Employee of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his continuation (COBRA) rights; provided that this Section 10(b)(i)(2)(IV) shall be applied without regard to, and the amount payable under this Section 10(b)(i)(2)(IV) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

(ii)    Time for Payment; Interest. Except as otherwise provided in Section 10(j) and subject to Section 11(p), Employer shall pay the Termination Payment to Employee for 12 months after the date of termination in equal monthly payments in arrears. Employer’s obligation to pay to Employee any amounts under this Section 10, including without limitation the Termination Payment and any Gross Up Payment due under Section 10(d), shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

(iii)    Payment Authority. Any officer of Employer (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer’s obligations to pay all amounts due to Employee under this Section 10.

(iv)    Termination. Employer’s obligation to pay the Termination Payment shall not be affected by the manner in which Employee’s employment hereunder is terminated. Without limiting the generality of the foregoing, Employer shall be obligated to pay the Termination Payment and any Gross Up Payment regardless of whether Employee’s termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control (except as provided in Section 10(a)(iv)(5)(I) with respect to Employee’s failure to satisfy his Continued Performance Obligation in the event of an Agreement Termination) or due to Employee’s retirement or Disability. Employee’s notice of his termination of employment hereunder in connection with a Change In Control may be made by any means and to any officer of Employer (other than Employee).

(c)    Change In Control. A “Change In Control” means a change in control of Employer after the date of this Agreement in any one of the following circumstances: (i) there shall have occurred an event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Employer is then subject to such reporting requirement; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (an “Acquiring Person”) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer’s then outstanding voting securities (a “Share Acquisition”); (iii) Employer is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Employer’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that an event described in clause (i) or (ii) shall not be deemed a Change In Control if such event is approved, prior to its occurrence or within 60 days thereafter by at least two-thirds of the members of the Board of Directors in office immediately prior to such occurrence. In addition to the foregoing, a Change In Control shall be deemed to have occurred if, after the occurrence of a Share Acquisition that has been approved by a two-thirds vote of the Board as contemplated in the proviso to the preceding sentence, the Acquiring Person shall have become the beneficial owner, directly or indirectly, of securities of Employer representing an additional 5% or more of the combined voting power of Employer’s then outstanding voting securities (a “Subsequent Share Acquisition”) without the approval prior thereto or within 60 days thereafter of at least two-thirds of the members of the Board of Directors who were in office immediately prior to such Subsequent Share Acquisition and were not appointed, nominated or recommended by, and do not otherwise represent the interests of, the Acquiring Person on the Board. Each subsequent acquisition by an Acquiring Person of securities of Employer representing an additional 5% or more of the combined voting power of Employer’s then outstanding voting securities shall also constitute a Subsequent Share Acquisition (and a Change In Control unless approved as contemplated by the preceding sentence) if the approvals contemplated by this paragraph were given with respect to the initial Share Acquisition and all prior Subsequent Share Acquisitions by such Acquiring Person. The Board approvals contemplated by the two preceding sentences and by the proviso to the first sentence of this paragraph may contain such conditions as the members of the Board granting such approval may deem advisable and appropriate, the subsequent failure or violation of which shall result in the rescission of such approval and cause a Change In Control to be deemed to have occurred as of the date of the Share Acquisition or Subsequent Share Acquisition, as the case may be. Notwithstanding the foregoing, a Change In Control shall not be deemed to have occurred for purposes of clause (ii) of the first sentence of this paragraph with respect to any Acquiring Person meeting the requirements of clauses (i) and (ii) of Rule 13d-l(b)(1) promulgated under the Exchange Act.

(d)    Gross Up Payment.

(i)    Excess Parachute Payment. If Employee incurs the tax (the “Excise Tax”) imposed by Section 4999 of the Code on “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code as the result of any payments or distributions by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) or as a result of the acceleration of vesting of Options, Restricted Stock Units or other rights (collectively, the “Payments”), Employer shall pay to Employee an amount (the “Gross Up Payment”) such that the net amount retained by Employee, after deduction of (1) any Excise Tax owed upon any Payments (other than payments provided by this Section 10(d)(i)) and (2) any federal, state and local income and employment taxes owed (together with penalties and interest) and Excise Tax owed, upon the payments provided by this Section 10(d)(i), shall be equal to the amount of the Payments (other than payments provided by this Section 10(d)(i)).

(ii)    Applicable Rates. For purposes of determining the Gross Up Payment amount, Employee shall be deemed:

(1)    to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Change In Control occurs (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Employee had the Gross Up Payment not been received);

(2)    to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

(3)    to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee’s residence on the date of the Change In Control, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

(iii)    Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made, at Employer’s expense, by Grant Thornton LLP or another nationally recognized public accounting firm selected by Employer and reasonably acceptable to Employee (in either case, the “Accountants”). If the Excise Tax amount payable by Employee, based upon a “Determination,” is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made in the manner provided in Section 10(d)(iv). For purposes of the calculations and determinations under this Section 10(d)(iii), the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. For purposes of determining the Gross Up Payment amount prior to any Determination of the Excise Tax amount, the following assumptions shall be utilized:

(1)    that portion of the Termination Payment that is attributable to the items described in Sections 10(b)(i)(1)(I) and (II) and Section 10(b)(i)(2)(IV), and the Gross Up Payment, shall be treated as Parachute Payments;

(2)    no portion of any payment made pursuant to Sections 10(b)(i)(2)(I), (II) or (III) or Section 11(c) shall be treated as a Parachute Payment;

(3)    the amount payable to Employee pursuant to Section 10(k) shall be

(I)    deemed to be equal to 15% of the amount determined under Section 10(b)(i)(1)(I);

(II)    deemed to have been paid immediately following the Change In Control;

(III)    deemed to include the additional amount payable under Section 10(k), if any, for additional taxes payable by Employee as a result of the receipt of the payment described in Section 10(k); and

(IV)    treated 100% as a Parachute Payment;

(4)    it shall be assumed that all of the payments that could potentially be made to Employee pursuant to the Consulting Agreement shall be made, and all of such payments shall be treated as Parachute Payments; provided that nothing in this Section 10(d)(iii)(4) shall limit or reduce the payment of any amount similar to the Gross Up Payment under the Consulting Agreement; and

(5)    acceleration of vesting, if any, of any Options, Restricted Stock Units, or other equity-based awards shall be determined in a manner consistent with Treasury Regulation Section 1.280G‑1, Q/A-24, as applicable.

(iv)    Time For Payment. Subject to Section 11(p), Employer shall pay the estimated Gross Up Payment amount in cash to Employee on or within 10 business days of the date that the related Excise Tax is required to be remitted to the relevant taxing authorities. Employee and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, Employee and Employer agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount based upon a Determination, which in the case of Employee shall refer to refunds of prior overpayments and in the case of Employer shall refer to makeup of prior underpayments.

(e)    Term. Notwithstanding the provisions of Section 3, if a Change In Control occurs prior to the date on which Employee’s employment hereunder is terminated pursuant to Section 3, Sections 10, 11 and 12 shall continue in effect until the date of termination pursuant to Section 3 or the date that is 12 months after the date of the Change In Control, whichever is later.

(f)    Consulting Agreement. To preserve a sound and vital management team for the Company during the period immediately following a Change In Control, Employee agrees that, in the event of a Triggering Termination, Employee shall enter into a Consulting Agreement (the “Consulting Agreement”) in the form attached hereto as Exhibit A if requested by the Board of Directors of the Company within 30 days after the Change In Control. If Employee breaches his obligation under the preceding sentence by declining to enter into a Consulting Agreement, as liquidated damages for such breach and not as a penalty, Employee shall pay to Employer the amount that Employee otherwise would have received as compensation from Employer under the Consulting Agreement assuming Employee fully performed his obligations thereunder.

(g)    No Duty to Mitigate Damages. Employee’s rights and privileges under this Section 10 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

(h)    No Right To Continued Employment. This Section 10 shall not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

(i)    Exercise of Stock Options. Employee may hold options (“Options”) issued under the Equity Incentive Plan. Employer shall take no action to facilitate a transaction involving a Change In Control unless it has taken such action as may be necessary to ensure that Employee has the opportunity to exercise all Options he may then hold, at a time and in a manner that shall give Employee the opportunity to sell or exchange the securities of Employer acquired upon exercise of his Options, if any (the “Acquired Securities”), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change In Control. Employer acknowledges that its covenants in the preceding sentence (the “Covenants”) are reasonable and necessary in order to protect the legitimate interests of Employer in maintaining Employee as one of its employees and that any violation of the Covenants by Employer would result in irreparable injuries to Employee, and Employer therefore acknowledges that in the event of any violation of the Covenants by Employer or its directors, officers or employees, or any of their respective agents, Employee shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided that nothing in this Agreement shall be deemed to prejudice Employee’s rights to damages for violation of the Covenants.

(j)    Coordination With Separation Payments.

(i)    After the termination of Employee’s employment hereunder:

(1)    if Employee is entitled to receive Separation Payments; and

(2)    Employee subsequently becomes entitled to receive a Termination Payment, then

(ii)    The payment dates of all unpaid Separation Payments shall remain unchanged and the Termination Payment (reduced by the amount of the remaining Separation Payments) shall be made in equal monthly installments over the remaining portion of the Separation Payment Period.

(k)    Outplacement Services. If Employee becomes entitled to receive a Termination Payment under this Section 10, Employer agrees to reimburse Employee for any outplacement consulting fees and expenses incurred by Employee during any Applicable Period and during the two-year period following the Change In Control; provided that the aggregate amount reimbursed by Employer shall not exceed 15% of Employee’s Base Salary in effect immediately prior to the Triggering Termination. In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 10(k) is subject to federal, state or local income taxes, Employer shall pay Employee an additional amount such that the net amount retained by Employee, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 10(k) shall be paid by Employer within 15 days after Employee’s presentation to Employer of any statements of such amounts and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

SECTION 11.    General.

(a)    Notices. Except as provided in Section 10(b)(iv), all notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

If to Employer, to:	with a copy to:

Rocky Mountain Chocolate Factory, Inc.	Perkins Coie LLP
265 Turner Drive	1900 Sixteenth Street, Suite 1400
Durango, Colorado 81301	Denver, CO 80202-5255
Attention: President	Attention: Sonny Allison
Facsimile Number: (970) 382-7366	Facsimile Number: (303) 291-2414
Email: SAllison@perkinscoie.com

If to Employee, to:

[Address]

(b)    Withholding; No Offset. All payments required to be made to Employee by Employer shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under Section 10 shall be subject to offset or reduction attributable to any amount Employee may owe to Employer or any other person.

(c)    Legal and Accounting Costs. Employer shall pay all attorney’ and accountant’ fees and costs incurred by Employee as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer under Section 10 or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment under Section 10. Subject to Section 11(p), reimbursements of such costs shall be made by Employer within 15 days after Employee’s presentation to Employer of any statements of such costs and thereafter shall bear interest at the rate of 18% per annum or, if different, the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

(d)    Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8 and 9, Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

(e)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(f)    Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(g)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h)    Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(i)    Reference to Agreement. Use of the words “herein,” “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

(j)    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. This Agreement may be assigned by Employer to a legal successor-in-interest of Employer or to a wholly owned subsidiary to which substantially all the business and operations of Employer are transferred. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee’s estate. This Agreement is not otherwise assignable by Employee or Employer.

(k)    Entire Agreement. This Agreement contains the entire understanding of the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(l)    Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

(m)    Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(n)    Assistance in Litigation. During the term of this Agreement and for a period of two years thereafter, Employee shall, upon reasonable notice, furnish such information and proper assistance to Employer as may reasonably be required by Employer in connection with any litigation in which Employer is, or may become, a party and with respect to which Employee’s particular knowledge or experience would be useful. Employer shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in rendering such assistance. The provisions of this Section 11(n) shall continue in effect notwithstanding termination of Employee’s employment hereunder for any reason.

(o)    Legal Fees. Employer shall pay and be responsible for all legal fees, costs of litigation and other expenses that Employee may incur as a result of Employer’s failure to perform under this Agreement or as a result of Employer, any Acquiring Person or any affiliate of Employer seeking to terminate this Agreement other than in accordance with the terms hereof or contesting the validity or enforceability of this Agreement.

(p)    Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(i)    with respect to any payments and benefits under this Agreement to which Section 409A applies, all references in this Agreement to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i);

(ii)    if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, Executive’s estate) in a lump sum on the first business day following the earlier of (A) the later of the date that is six months after Executive’s separation from service or the 18‑month anniversary of the Commencement Date or (B) Executive’s death;

(iii)    to the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (B) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit;

(iv)    in the event Employee becomes entitled to a tax gross-up payment under this Agreement (including, without limitation, an adjustment to the estimated Gross Up Payment amount is necessary pursuant to Section 10(d)(iv) based upon a Determination), the tax gross-up payment shall be made by Employer no later than the end of Employee’s taxable year in which Employer remits the related taxes; and

(v)    each payment provided under this Agreement shall be treated as a separate payment.

The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company or any of its affiliates. Employee, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences.

SECTION 12.    Definitions. As used in this Agreement, the following terms will have the following meanings:

(a)    Accountants has the meaning ascribed to it in Section 10(d)(iii).

(b)    Acquired Securities has the meaning ascribed to it in Section 10(i).

(c)    Acquiring Person has the meaning ascribed to it in Section 10(c).

(d)    Agreement has the meaning ascribed to it in the introductory paragraph of this document.

(e)    Agreement Termination has the meaning ascribed to it in Section 10(a)(iv)(1). References in this Agreement to termination of Employee’s employment with Employer, in any form, shall be deemed to include (whether or not so expressed) an Agreement Termination.

(f)    Applicable Period means, with respect to any Change In Control, the period of 90 days immediately preceding the Change In Control.

(g)    Base Salary has the meaning ascribed to it in Section 4(a).

(h)    Cause has the meaning ascribed to it in Section 6(a)(ii).

(i)    Change In Control has the meaning ascribed to it in Section 10(c).

(j)    Code means the Internal Revenue Code of 1986, as amended.

(k)    Commencement Date has the meaning ascribed to it in Section 3.

(l)    A Concurring Person is an individual who is the Chairman of the Board of Directors of the Company or a member of the Compensation Committee of the Board of Directors of the Company (or, if no Compensation Committee exists, or there are fewer than two members of the Compensation Committee, a nonemployee member of the Board of Directors of the Company) at the time in question.

(m)    Confidential Information has the meaning ascribed to it in Section 8(b).

(n)    Constructively Terminated with respect to an Employee’s employment with Employer will be deemed to have occurred if Employer, without the consent of Employee,

(i)    demotes Employee to a lesser position, either in title or responsibility (whether or not there is a change in title), than the highest position held by Employee with Employer at any time during Employee’s employment with Employer;

(ii)    decreases Employee’s compensation below the highest level in effect at any time during Employee’s employment with Employer or reduces Employee’s benefits and perquisites below the highest levels in effect at any time during Employee’s employment with Employer (other than as a result of any amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer);

(iii)    requires Employee to relocate to a principal place of business more than 25 miles from the principal place of business occupied by Employer on the first day of an Applicable Period; or

(iv)    requests or proposes to amend this Agreement, if the proposed amendment would have any of the effects contemplated by clauses (i), (ii) or (iii) above or otherwise impose any additional burdens or obligations on, or diminish any rights of, Employee.

Notwithstanding any provision in this Agreement to the contrary, Employee’s employment shall not be treated as Constructively Terminated by Employer unless (i) Employee notifies Employer in writing of the existence of the condition which Employee believes constitutes a Constructive Termination within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (ii) Employer fails to remedy such condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates employment within 30 days after the expiration of the Remedial Period.

(o)    Consulting Agreement has the meaning ascribed to it in Section 10(f).

(p)    Continued Performance Obligation has the meaning ascribed to it in Section 10(a)(iv)(3).

(q)    Covenants has the meaning ascribed to it in Section 10(i).

(r)    Designated Industry has the meaning ascribed to it in Section 9(a)(i)(1).

(s)    Determination has the meaning ascribed to such term in Section 1313(a) of the Code.

(t)    Disability with respect to Employee shall be deemed to have occurred whenever Employee is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. In the case of any dispute, the determination of Disability will be made by a licensed physician selected by Employer, which physician’s decision will be final and binding.

(u)    Employee has the meaning ascribed to it in the introductory paragraph of this Agreement.

(v)    Employer has the meaning ascribed to it in the introductory paragraph of this Agreement.

(w)    Equity Incentive Plan means the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan, as amended from time to time, and any successor plan.

(x)    Exchange Act has the meaning ascribed to it in Section 10(c).

(y)    Excise Tax has the meaning ascribed to it in Section 10(d)(i).

(z)    Gross Up Payment has the meaning ascribed to it in Section 10(d)(i).

(aa)    Inventions has the meaning ascribed to it in Section 7(a).

(bb)    Options has the meaning ascribed to it in Section 10(i).

(cc)    Parachute Payments has the meaning ascribed to it in Section 280G(b)(2) of the Code.

(dd)    Payments has the meaning ascribed to it in Section 10(d)(i).

(ee)    Section 409A means Section 409A of the Code and any official guidance and regulations issued thereunder.

(ff)    Separation Payment Period has the meaning ascribed to it in Section 6(b)(ii).

(gg)    Separation Payments has the meaning ascribed to it in Section 6(b)(ii).

(hh)    Share Acquisition has the meaning ascribed to it in Section 10(c).

(ii)    Subsequent Share Acquisition has the meaning ascribed to it in Section 10(c).

(jj)    Target Bonus means, with respect to each Employee, the dollar amount that is equal to the established percentage of such Employee’s Base Salary that would be paid to Employee under any incentive bonus plan of Employer assuming the measurement criteria contained in such plan with respect to Employee were achieved for the bonus period in which the Change In Control occurred.

(kk)    Termination Payment has the meaning ascribed to it in Section 10(b)(i)(1).

(ll)    Triggering Termination has the meaning ascribed to it in Section 10(a).

EXECUTED as of the date and year first above written.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

	By:	/s/ Scott G. Capdevielle

	Name:	Scott G. Capdevielle

	Title:	Director and Chairman of the Compensation
Committee of the Rocky Mountain Chocolate Factory,
Inc. Board of Directors

EMPLOYEE

	By:	/s/ Bryan J. Merryman
Bryan J. Merryman

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of ___________, ___ (“Effective Date”), is between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (the “Company”), and Bryan J. Merryman (“Consultant”).

R E C I T A L S:

A.    Consultant was formerly employed by the Company as an executive officer.

B.    Consultant and the Company previously entered into an Employment Agreement, dated as of ____________ (“Employment Agreement”), under which Consultant is obligated to enter into this Agreement at the request of the Board of Directors of the Company under certain circumstances.

C.    The Board of Directors of the Company has requested that Consultant enter into this Agreement and Consultant is willing to do so.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

SECTION 1.    Duties. The Company retains Consultant to provide, and Consultant agrees to render, such consulting and advisory services as may be requested from time to time by the Company’s Board of Directors. Consultant agrees to devote his attention, skills and best efforts to the performance of his duties under this Agreement. Consultant shall not be obligated, however, to devote more than 30 hours per month to the discharge of his responsibilities under this Agreement. Consultant shall be an independent contractor, not an employee of the Company, during the term of this Agreement.

SECTION 2.    Term. The term for providing consulting services under this Agreement commences on the Effective Date and continues, unless earlier terminated pursuant to Section 5, until 180 days after the date of the Change In Control, as defined in the Employment Agreement.

SECTION 3.    Compensation. In consideration for the services provided by Consultant, the Company shall pay to Consultant an amount equal to one-half of his annual base compensation considered for purposes of Section 10(b)(i)(l)(I) of the Employment Agreement, which amount shall be paid in six equal monthly installments, with the first installment due and payable on the Effective Date.

SECTION 4.    Expenses. The parties anticipate that Consultant, in connection with the services to be performed by him under this Agreement, will incur expenses for travel, lodging and similar items. The Company shall advance the estimated amount of such expenses to Consultant and shall, within 15 days after Consultant’s presentation to the Company of reasonable documentation the actual expenses, reimburse Consultant for all expenses incurred by Consultant in the performance of his duties under this Agreement that have not been so advanced.

SECTION 5.    Early Termination.

(a)     Events of Early Termination. This Agreement may terminate prior to the expiration of the term specified in Section 2 as follows:

(i)    Death. Upon the death of Consultant during the term hereof.

(ii)    For Cause. For “Cause” immediately upon written notice by the Company to Consultant. For purposes of this Agreement, a termination shall be for Cause if:

(I)    Consultant commits an unlawful or criminal act involving moral turpitude; or

(II)    Consultant (A) fails to obey lawful and proper written directions delivered to Consultant by the Company’s Board of Directors; or (B) commits a material breach of any of the covenants, terms and provisions of this Agreement and such failure or breach continues uncured for more than 30 days after receipt by Consultant of written notice from the Company of such failure or breach.

(b)    Payments Upon Early Termination. Consultant shall not be entitled to any compensation upon termination of this Agreement pursuant to this Section 5 except for his compensation accrued but unpaid as of the date of such termination and unpaid expense reimbursements under Section 4 for expenses incurred in accordance with the terms hereof prior to such termination.

SECTION 6.    General.

(a)    Notices. All notices and other communications hereunder shall be in writing or by written telecommunication and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 6(a):

If to the Company, to:	with a copy to:

Rocky Mountain Chocolate Factory, Inc.	Perkins Coie LLP
265 Turner Drive	1900 Sixteenth Street, Suite 1400
Durango, Colorado 81301	Denver, CO 80202-5255
Attention: President	Attention: Sonny Allison
Facsimile Number: (970) 382-7366	Facsimile Number: (303) 291-2414

If to Consultant, to:

[Insert Address as of Effective Date]

(b)    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c)    Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(e)    Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

(f)    Reference to Agreement. Use of the words “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

(g)    Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Consultant and the successors of the Company. If Consultant dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Consultant’s estate. This Agreement is not otherwise assignable by Consultant or by the Company.

(h)    Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(i)    Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Colorado, without regard to its choice of law principles.

(j)    Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

(k)    Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any official guidance and regulations issued thereunder (collectively, “Section 409A”) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, to the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

[Signature Page Follows]

EXECUTED as of the date and year first above written.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:

Name:

Title:

CONSULTANT

By:
Bryan J. Merryman

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